Exhibit 2.1

SHARE
EXCHANGE AGREEMENT

by and among

Action Industries, Inc.
a Nevada corporation

and

Kalington Limited
a Hong Kong Corporation

and

the Shareholders of
Kalington Limited.

and

Goodwin Ventures, Inc.

and

Xingtai Longhai Wire Co., Ltd.
a PRC company

Dated as of March 26, 2010

SHARE EXCHANGE AGREEMENT

THIS SHARE  EXCHANGE AGREEMENT (hereinafter referred to as this “Agreement”) is entered into as of this 26th day of March, 2010, by and between Action Industries, Inc., a Nevada corporation (hereinafter referred to as “Action”) and Kalington Limited, a Hong Kong company (hereinafter referred to as “Kalington”), Goodwin Ventures, Inc. (“Goodwin”), Xingtai Longhai Wire Co. Ltd (“Longhai”) and the shareholders of Kalington (the “Kalington  Shareholders”), upon the following premises:

Premises

WHEREAS, Action is a publicly traded corporation quoted on the Over-The-Counter Bulletin Board (the “OTCBB”);

WHEREAS, Action agrees to acquire up to 100% of the issued and outstanding shares of Kalington from the Kalington Shareholders in exchange for the issuance of certain shares of Action (the “Exchange”) and the Kalington Shareholders agree to exchange their shares of Kalington on the terms described herein. On the Closing Date (as defined in Section 4.05), Kalington will become a wholly-owned subsidiary of Action;

WHEREAS, the boards of directors of Action and Kalington have determined, subject to the terms and conditions set forth in this Agreement, that the transaction contemplated hereby is desirable and in the best interests of their stockholders, respectively.  This Agreement is being entered into for the purpose of setting forth the terms and conditions of the proposed acquisition.

Agreement

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived here from, and intending to be legally bound hereby, it is hereby agreed as follows:

ARTICLE I
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF KALINGTON

As an inducement to, and to obtain the reliance of Action, except as set forth in the Kalington Schedules (as hereinafter defined), Kalington represents and warrants as of the Closing Date, as defined below, as follows:

Section 1.01       Incorporation. Kalington is a company duly incorporated, validly existing, and in good standing under the laws of the Special Administrative Region of Hong Kong and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.  Included in the Kalington Schedules are complete and correct copies of the memorandum of association and articles of association of Kalington as in effect on the date hereof, as well as true and correct copies of the Certificate of Incorporation and the Business Registration Certificate.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of Kalington’s memorandum of association or articles of association.  Kalington has taken all actions required by law, its memorandum of association and articles of association, or otherwise to authorize the execution and delivery of this Agreement.  Kalington has full power, authority, and legal capacity and has taken all action required by law, its memorandum of association and articles of association, and otherwise to consummate the transactions herein contemplated.

Section 1.02       Authorized Shares.  The number of shares which Kalington is authorized to issue consists of 10,000 shares of a single class, par value of HK$1 per share.  There are 10,000 shares currently issued and outstanding.  The issued and outstanding shares are validly issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.

Section 1.03       Subsidiaries and Predecessor Corporations.  Except as set forth in the Kalington  Schedule 1.03, Kalington does not have any subsidiaries, and does not own, beneficially or of record, any shares of or control any other corporation.  For purposes hereinafter, the term “Kalington” also includes those subsidiaries set forth on the Kalington Schedules.

Section 1.04       Financial Statements.

(a)           Included in the Kalington Schedule 1.04 are (i) the audited balance sheets of Kalington as of December 31, 2008 and December 31, 2009 and the related audited statements of operations, stockholders’ equity and cash flows for the fiscal years ended December 31, 2008 and December 31, 2009   together with the notes to such statements and the opinion of Malone Bailey LLP, independent certified public accountants. All such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The Kalington balance sheets are true and accurate and present fairly as of their respective dates the financial condition of Kalington.  As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, Kalington had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of Kalington, in accordance with generally accepted accounting principles. The statements of operations, stockholders’ equity and cash flows reflect fairly the information required to be set forth therein by generally accepted accounting principles.

(b)           Kalington has duly and punctually paid all governmental fees and taxation which it has become liable to pay and has duly allowed for all taxation reasonably foreseeable and is under no liability to pay any penalty or interest in connection with any claim for governmental fees or taxation and Kalington has made any and all proper declarations and returns for taxation purposes and all information contained in such declarations and returns is true and complete and full provision or reserves have been made in its financial statements for all governmental fees and taxation.

(c)           The books and records, financial and otherwise, of Kalington are in all material aspects complete and correct and have been maintained in accordance with generally accepted accounting principles consistently applied throughout the periods involved.

(d)           All of Kalington’s assets are reflected on its financial statements, and, except as set forth in the Kalington Schedules or the financial statements of Kalington or the notes thereto, Kalington has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

Section 1.05       Information.  The information concerning Kalington set forth in this Agreement and in the Kalington Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.  In addition, Kalington has fully disclosed in writing to Action (through this Agreement or the Kalington Schedules) all information relating to matters involving Kalington or its assets or its present or past operations or activities which (i) indicated or may indicate, in the aggregate, the existence of a greater than $500,000 liability, (ii) have led or may lead to a competitive disadvantage on the part of Kalington or (iii) either alone or in aggregation with other information covered by this Section, otherwise have led or may lead to a material adverse effect on Kalington, its assets, or its operations or activities as presently conducted or as contemplated to be conducted after the Closing Date, including, but not limited to, information relating to governmental, employee, environmental, litigation and securities matters and transactions with affiliates.

Section 1.06       Options or Warrants.  Except as set forth in the Kalington Schedule 1.06, there are no existing options, warrants, calls, or commitments of any character relating to the authorized and unissued stock of Kalington.

Section 1.07       Absence of Certain Changes or Events.  Since December 31, 2009:

(a)           There has not been any material adverse change in the business, operations, properties, assets, or condition (financial or otherwise) of Kalington;

(b)           Kalington has not (i) amended its memorandum of association or articles of association; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its shares; (iii) made any material change in its method of management, operation or accounting, (iv) entered into any other material transaction other than sales in the ordinary course of its business; or (v) made any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees; and

(c)           Kalington has not (i) granted or agreed to grant any options, warrants or other rights for its stocks, bonds or other corporate securities calling for the issuance thereof, (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except as disclosed herein and except liabilities incurred in the ordinary course of business; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights or canceled, or agreed to cancel, any debts or claims; or (iv) issued, delivered, or agreed to issue or deliver any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock) except in connection with this Agreement.

Section 1.08       Litigation and Proceedings. Except as disclosed on Schedule 1.08, there are no actions, suits, proceedings, or investigations pending or, to the knowledge of Kalington after reasonable investigation, threatened by or against Kalington or affecting Kalington or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.  Kalington does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

Section 1.09       Contracts.

(a)           All “material” contracts, agreements, franchises, license agreements, debt instruments or other commitments to which  Kalington is a party or by which it or any of its assets, products, technology, or properties are bound other than those incurred in the ordinary course of business are set forth on the Kalington Schedules.  A “material” contract, agreement, franchise, license agreement, debt instrument or commitment is one which (i) will remain in effect for more than six (6) months after the date of this Agreement or (ii) involves aggregate obligations of at least five thousand dollars ($5,000);

(b)           All contracts, agreements, franchises, license agreements, and other commitments to which Kalington is a party or by which its properties are bound and which are material to the operations of Kalington taken as a whole are valid and enforceable by Kalington in all respects, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally; and

(c)           Except as included or described in the Kalington Schedule 1.09 or reflected in the most recent Kalington balance sheet, Kalington is not a party to any oral or written (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, (iii) agreement, contract, or indenture relating to the borrowing of money, (iv) guaranty of any obligation; (vi) collective bargaining agreement; or (vii) agreement with any present or former officer or director of Kalington.

Section 1.10       No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any indenture, mortgage, deed of trust, or other material agreement, or instrument to which Kalington is a party or to which any of its assets, properties or operations are subject.

Section 1.11       Compliance With Laws and Regulations.  To the best of its knowledge, Kalington has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of Kalington or except to the extent that noncompliance would not result in the occurrence of any material liability for Kalington.  This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

Section 1.12       Approval of Agreement.  The Board of Directors of Kalington has authorized the execution and delivery of this Agreement by Kalington and has approved this Agreement and the transactions contemplated hereby, and will recommend to the Kalington Shareholders that the Exchange be accepted.

Section 1.13       Kalington Schedules.  Kalington has delivered to Action the following schedules, which are collectively referred to as the “Kalington Schedules” and which consist of separate schedules dated as of the date of execution of this Agreement, all certified by the chief executive officer of Kalington as complete, true, and correct as of the date of this Agreement in all material respects:

(a)           a schedule containing complete and correct copies of the memorandum of association and articles of association of Kalington in effect as of the date of this Agreement;

(b)           a schedule containing the financial statements of Kalington identified in paragraph 1.04(a);

(c)           a schedule setting forth a description of any material adverse change in the business, operations, property, inventory, assets, or condition of Kalington since December 31, 2009, required to be provided pursuant to Section 1.07 hereof;

(d)           a schedule of any exceptions to the representations made herein; and

(e)           a schedule containing the other information requested above.

Kalington shall cause the Kalington Schedules and the instruments and data delivered to Action hereunder to be promptly updated after the date hereof up to and including the Closing Date.

Section 1.14       Valid Obligation.  This Agreement and all agreements and other documents executed by Kalington in connection herewith constitute the valid and binding obligation of Kalington, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 1.15       PRC Laws and Regulations. To the best of their knowledge, Kalington and its subsidiary are in compliance with all applicable PRC laws and regulations (including but not limited to all laws and regulations governing the Special Administrative Region of Hong Kong and the People’s Republic of China). All material consents, approvals, authorizations or licenses requisite under PRC law for the due and proper establishment and operation of Kalington’s subsidiary doing business in the PRC have been duly obtained from the relevant PRC governmental authorities and are in full force and effect.

ARTICLE IA
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF LONGHAI

Section 1A.01    Incorporation. Longhai is a company duly incorporated, validly existing, and in good standing under the laws of the People’s Republic of China and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.  The Articles of Association of Longhai have been registered with Neiqiu County Administration for Industry and Commerce and are legal, valid and binding. The registered business scope of Longhai is processing of flat-rolled steel product (wire), which is neither categorized as “restricted industries” nor as “prohibited industries” for foreign investment in accordance with the provisions of PRC Catalogue of Industries for Guiding Foreign Investment, and complies with the PRC industrial policy for foreign investment. The current registered capital of Longhai is RMB 20,000,000 (approximately US $2,930,000. According to Capital Verification Report (Ji Xin Yan [2008] No. 010) issued by Hebei Xinshiji Certified Public Accountants Office as of the date of August 24, 2008, the total registered capital, has been paid. Included in the Longhai Schedules are complete and correct copies of Articles of Association dated as of November 30, 2009 and registered with Neiqiu County Administration for Industry and Commerce; Business License issued by Neiqiu County Administration for Industry and Commerce on August 26, 2008; Organization Code Certificate issued by Xingtai City Neiqiu County Qualification & Technology Supervision Bureau on August 28, 2008; Taxation Registration Certificates issued by Neiqiu County National Tax Bureau on August 29, 2008 and Neiqiu County Local Tax Bureau on September 16, 2008, as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of Longhai’s corporate documents.  Longhai has taken all actions required by law, its constituent documents or otherwise to authorize the execution and delivery of this Agreement.  Longhai has full power, authority, and legal capacity and has taken all action required by law, its constituent documents, and otherwise to consummate the transactions herein contemplated. There are no shareholders of Longhai who are PRC residents that are required to complete the registration and modification of foreign exchange for overseas investment with the State Administration of Foreign Exchange for their holding shares directly or indirectly in an offshore special purpose company according to the provisions of the Circular of State Administration of Foreign Exchange on Relevant Issues concerning Foreign Exchange Administration for Domestic Residents to Engage in Financing and Inbound Investment via Overseas Special Purpose Companies (“SAFE Circular No. 75”) and its Implementation Rules (“SAFE Notice No. 106”).

Section 1A.02    Subsidiaries and Predecessor Corporations.  Except as set forth in the Longhai Schedule 1.02, Longhai does not have any subsidiaries, and does not own, beneficially or of record, any shares of or control any other corporation.  For purposes hereinafter, the term “Longhai” also includes those subsidiaries set forth on the Longhai Schedules.

Section 1A.03    Financial Statements.

(a)           Included in the Longhai Schedule 1.03 are (i) the audited balance sheets of Longhai as of December 31, 2008 and December 31, 2009 and the related audited statements of operations, stockholders’ equity and cash flows for the fiscal years ended December 31, 2008 and December 31, 2009   together with the notes to such statements and the opinion of MaloneBailey LLP, independent certified public accountants. All such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The Longhai balance sheets are true and accurate and present fairly as of their respective dates the financial condition of Longhai.  As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, Longhai had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of Longhai, in accordance with generally accepted accounting principles. The statements of operations, stockholders’ equity and cash flows reflect fairly the information required to be set forth therein by generally accepted accounting principles.

(b)           Longhai has duly and punctually paid all governmental fees and taxation which it has become liable to pay and has duly allowed for all taxation reasonably foreseeable and is under no liability to pay any penalty or interest in connection with any claim for governmental fees or taxation and Longhai has made any and all proper declarations and returns for taxation purposes and all information contained in such declarations and returns is true and complete and full provision or reserves have been made in its financial statements for all governmental fees and taxation.

(c)           The books and records, financial and otherwise, of Longhai are in all material aspects complete and correct and have been maintained in accordance with generally accepted accounting principles consistently applied throughout the periods involved.

(d)           All of Longhai’s assets are reflected on its financial statements, and, except as set forth in the Longhai Schedules or the financial statements of Longhai or the notes thereto, Longhai has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

Section 1A.04    Information.  The information concerning Longhai set forth in this Agreement and in the Longhai Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.  In addition, Longhai has fully disclosed in writing to Action (through this Agreement or the Longhai Schedules) all information relating to matters involving Longhai or its assets or its present or past operations or activities which (i) indicated or may indicate, in the aggregate, the existence of a greater than $500,000 liability, (ii) have led or may lead to a competitive disadvantage on the part of Longhai or (iii) either alone or in aggregation with other information covered by this Section, otherwise have led or may lead to a material adverse effect on Longhai, its assets, or its operations or activities as presently conducted or as contemplated to be conducted after the Closing Date, including, but not limited to, information relating to governmental, employee, environmental, litigation and securities matters and transactions with affiliates.

Section 1A.05    Options or Warrants.  Except as set forth in the Longhai Schedule 1.06, there are no existing options, warrants, calls, or commitments of any character relating to the authorized and unissued stock of Longhai.

Section 1A.06    Absence of Certain Changes or Events.  Since December 31, 2009:

(a)           There has not been any material adverse change in the business, operations, properties, assets, or condition (financial or otherwise) of Longhai;

(b)           Longhai has not (i) amended its constituent documents; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its shares; (iii) made any material change in its method of management, operation or accounting, (iv) entered into any other material transaction other than sales in the ordinary course of its business; or (v) made any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees; and

(c)           Longhai has not (i) granted or agreed to grant any options, warrants or other rights for its stocks, bonds or other corporate securities calling for the issuance thereof, (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except as disclosed herein including without limitation, acting as guarantor for a third party and except liabilities incurred in the ordinary course of business; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights or canceled, or agreed to cancel, any debts or claims; or (iv) issued, delivered, or agreed to issue or deliver any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock) except in connection with this Agreement.

Section 1A.07    Litigation and Proceedings. Except as disclosed on Schedule 1A.07, there are no actions, suits, proceedings, or investigations pending or, to the knowledge of Longhai after reasonable investigation, threatened by or against Longhai or affecting Longhai or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.  Longhai does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

Section 1A.08    Contracts.

(a)           All “material” contracts, agreements, franchises, license agreements, debt instruments or other commitments to which  Longhai is a party or by which it or any of its assets, products, technology, or properties are bound other than those incurred in the ordinary course of business are set forth on the Longhai Schedules.  A “material” contract, agreement, franchise, license agreement, debt instrument or commitment is one which (i) will remain in effect for more than six (6) months after the date of this Agreement or (ii) involves aggregate obligations of at least five thousand dollars ($5,000);

(b)           All contracts, agreements, franchises, license agreements, and other commitments to which Longhai is a party or by which its properties are bound and which are material to the operations of Longhai taken as a whole are valid and enforceable by Longhai in all respects, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally; and

(c)           Except as included or described in the Longhai Schedule 1A.08 or reflected in the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, (iii) agreement, contract, or indenture relating to the borrowing of money, (iv) guaranty of any obligation; (vi) collective bargaining agreement; or (vii) agreement with any present or former officer or director of Longhai.

Section 1A.09    No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any indenture, mortgage, deed of trust, or other material agreement, or instrument to which Longhai is a party or to which any of its assets, properties or operations are subject. The execution, delivery and performance of this Agreement and the consummation of the transactions herein contemplated will not (A) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of Longhai pursuant to any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Longhai is a party or by which Longhai is bound or to which any of the property or assets of Longhai is subject, (B) result in any violation of the provisions of the Company’s constituent documents or (C) result in the violation of any law or statute or any judgment, order, rule, regulation or decree of any court or arbitrator or federal, state, local or foreign governmental agency or regulatory authority having jurisdiction over Longhai or any of their properties or assets (each, a “Governmental Authority”).  No consent, approval, authorization or order of, or registration or filing with any Governmental Authority is required for the execution, delivery and performance of this Agreement or for the consummation of the transactions contemplated hereby and Longhai has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, including the authorization, issuance and sale of the Securities as contemplated by this Agreement.

Section 1A.10    Compliance With Laws and Regulations.  Longhai has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of Longhai or except to the extent that noncompliance would not result in the occurrence of any material liability for Longhai.  This compliance includes, but is not limited to, the filing of all reports to date with Governmental Authority.  As of the date hereof, the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors jointly promulgated by the Ministry of Commerce, the State Assets Supervision and  Administration Commission, the State Tax Administration, the State Administration of Industry and Commerce, the China Securities Regulatory Commission (“CSRC”) and the State Administration of Foreign Exchange of the PRC on August 8, 2006 (the “M&A Rules”) or any official clarifications, guidance, interpretations or implementation rules in connection with or related to the M&A Rules did not and do not apply to the transaction contemplated by this Agreement, the prior restructuring activities of Kalington and Longhai or if they did or do apply, that Longhai has complied with all such rules and regulations. Neither CSRC nor other PRC government approval is required in connection with the above.

Section 1A.11    Approval of Agreement.  The Board of Directors of Longhai has authorized the execution and delivery of this Agreement by Longhai and has approved this Agreement and the transactions contemplated hereby.

Section 1A.12    Longhai Schedules.  Longhai has delivered to Action the following schedules, which are collectively referred to as the “Longhai Schedules” and which consist of separate schedules dated as of the date of execution of this Agreement, all certified by the chief executive officer of Longhai as complete, true, and correct as of the date of this Agreement in all material respects:

(a)           a schedule containing complete and correct copies of constituent documents of Longhai in effect as of the date of this Agreement, including without limitation, the documents as set forth in Section 1A.01 above;

(b)           a schedule containing the financial statements of Longhai identified in paragraph 1.03(a);

(c)           a schedule setting forth a description of any material adverse change in the business, operations, property, inventory, assets, or condition of Longhai since December 31, 2009, required to be provided pursuant to Section 1A.07 hereof;

(d)           a schedule of any exceptions to the representations made herein; and

(e)           a schedule containing the other information requested above.

Longhai shall cause the Longhai Schedules and the instruments and data delivered to Action hereunder to be promptly updated after the date hereof up to and including the Closing Date.

Section 1A.13    Valid Obligation.  This Agreement and all agreements and other documents executed by Longhai in connection herewith constitute the valid and binding obligation of Longhai, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 1A.14    Property. Longhai has good and marketable title to all its property (in each case free and clear of all liens, claims, security interests, other encumbrances or defects except as is disclosed on Longhai Schedule 1A.14. Properties held under lease by Longhai  are held by it under valid, subsisting and enforceable leases with only such exceptions with respect to any particular lease as do not interfere in any material respect with the conduct of the business of Longhai.

Section 1A.15    Intellectual Property. Longhai  owns, possesses, or can acquire on reasonable terms, all Intellectual Property necessary for the conduct of its business as now conducted, except as such failure to own, possess, or acquire such rights would not result in a Material Adverse Effect.  Furthermore, (A) to the knowledge of Longhai, there is no infringement, misappropriation or violation  by third parties of any such Intellectual Property, except as such infringement, misappropriation or violation would not result in a Material Adverse Effect; (B) there is no pending or, to the knowledge of Longhai, threatened, action, suit, proceeding or claim by others challenging Longhai’s rights in or to any such Intellectual Property, and Longhai is not aware of any facts which would form a reasonable basis for any such claim; (C) the Intellectual Property owned by Longhai, and the Intellectual Property licensed to Longhai, has not been adjudged invalid or unenforceable, in whole or in part, and there is no pending or threatened action, suit, proceeding or claim by others challenging the validity or scope of any such Intellectual Property, and Longhai is not aware of any facts which would form a reasonable basis for any such claim; (D) there is no pending or threatened action, suit, proceeding or claim by others that Longhai infringes, misappropriates or otherwise violates any Intellectual Property or other proprietary rights of others, Longhai has not received any written notice of such claim and Longhai is not aware of any other fact which would form a reasonable basis for any such claim; and (E) to the knowledge of Longhai, no employee of Longhai is in or has ever been in violation of any term of any employment contract, patent disclosure agreement, invention assignment agreement, non-competition agreement, non-solicitation agreement, nondisclosure agreement or any restrictive covenant to or with a former employer where the basis of such violation relates to such employee’s employment with Longhai or actions undertaken by the employee while employed with Longhai, except as such violation would not result in a Material Adverse Effect.  No name which Longhai uses and no other aspect of the business of Longhai will involve or give rise to any infringement of, or license or similar fees for, any Intellectual Property of others material to the business or prospects of Longhai and Longhai has not received any notice alleging any such infringement or fee.  “Intellectual Property” shall mean all patents, patent applications, trade and service marks, trade and service  mark registrations, trade names, copyrights, licenses, inventions, trade secrets, domain names, technology, know-how and other intellectual property.

Section 1A.16    Fees. Other than as contemplated by this Agreement, Longhai has not incurred any liability for any finder’s or broker’s fee or agent’s commission in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

Section 1A.17    Insurance. Longhai carries, or is covered by, insurance from insurers with appropriately rated claims paying abilities in such amounts and covering such risks as is adequate for the conduct of its business and the value of its properties and as is customary for companies engaged in similar businesses in similar industries; all policies of insurance and any fidelity or surety bonds insuring Longhai or its business, assets, employees, officers and directors are in full force and effect; Longhai is in compliance with the terms of such policies and instruments in all material respects; there are no claims by Longhai under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; Longhai has not been refused any insurance coverage sought or applied for; and Longhai  has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

Section 1A.18    OFAC. Neither Longhai nor any of its affiliates nor, any director, officer, agent, employee or affiliate of Longhai or any of affiliates is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”); no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Longhai or any of its affiliates with respect to U.S. sanctions administered by OFAC is pending or, to the knowledge of Longhai, threatened; and Longhai will not directly or indirectly lend, contribute or otherwise make available funds such proceeds to any party, joint venture partner or other person or entity, for the purpose of financing the activities of any person that would, if undertaken by a U.S. person as defined in U.S. sanctions administered by OFAC, be prohibited by  any U.S. sanctions administered by OFAC.

Section 1A.19    Labor. No labor problem or dispute with the employees of Longhai exists or is threatened or imminent, and Longhai is not aware of any existing or imminent labor disturbance by the employees of any of its principal suppliers, contractors or customers, that could have a Material Adverse Effect.

Section 1A.20    PRC Laws and Regulations. Longhai is  in compliance with all applicable PRC laws and regulations. All material consents, approvals, authorizations or licenses requisite under PRC law for the due and proper establishment and operation of Longhai  have been duly obtained from the relevant PRC governmental authorities and are in full force and effect.

ARTICLE II
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF GOODWIN

As an inducement to, and to obtain the reliance of Kalington and the Kalington Shareholders, except as set forth in the Action Schedules (as hereinafter defined), Goodwin represents and warrants, as of the date hereof and as of the Closing Date, as follows:

Section 2.01        Organization.  Action is a corporation duly incorporated, validly existing, and in good standing under the laws of Nevada and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.  Included in the Action Schedules are complete and correct copies of the certificate of incorporation and bylaws of Action (the “Articles”) as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of Action’s certificate of incorporation or Articles.  Action has taken all action required by law, its certificate of incorporation, its Articles, or otherwise to authorize the execution and delivery of this Agreement, and Action has full power, authority, and legal right and has taken all action required by law, its certificate of incorporation, Articles, or otherwise to consummate the transactions herein contemplated.

Section 2.02        Capitalization.

(a)       Action’s authorized capitalization consists of (a) 100,000,000 shares of common stock, par value $0.001 per share, of which 17,330,000 shares are issued and outstanding, and (b) 10,000,000 shares of preferred shares, par value $0.001 per share, of which 10,000 shares have been designated as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”).  Except for the Series Preferred Stock, no shares of preferred stock are issued and outstanding.  All issued and outstanding shares are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person. As of the Closing Date, no shares of Action’s common stock were reserved for issuance upon the exercise of outstanding options to purchase the common shares; (iv) no common shares were reserved for issuance upon the exercise of outstanding warrants to purchase Action common shares; (v) no shares of preferred stock were reserved for issuance to any party; and (vi) no common shares were reserved for issuance upon the conversion of Action preferred stock or any outstanding convertible notes, debentures or securities.  All outstanding Action common shares have been issued and granted in compliance with (i) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (ii) all requirements set forth in any applicable Contracts.

(b)           There are no equity securities, partnership interests or similar ownership interests of any class of any equity security of Action, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding.   Except as contemplated by this Agreement or as set forth in Schedule 2.02, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Action is a party or by which it is bound obligating Action to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Action or obligating Action to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.  There is no plan or arrangement to issue Action common shares or preferred stock except as set forth in this Agreement.

Except as contemplated by this Agreement and except as set forth in Schedule 2.02 hereto, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which Action is a party or by which it is bound with respect to any equity security of any class of Action, and there are no agreements to which Action is a party, or which Action has knowledge of, which conflict with this Agreement or the transactions contemplated herein or otherwise prohibit the consummation of the transactions contemplated hereunder.

Section 2.03       Subsidiaries and Predecessor Corporations.  Save as otherwise provided in Schedule 2.03 Action does not have any predecessor corporation(s), no subsidiaries, and does not own, beneficially or of record, any shares of any other corporation.

Section 2.04       Financial Statements.

(a)           Included in the Action Schedules are (i) the audited balance sheets of Action as of December 31, 2008 and December 31 2009 and the related audited statements of operations, stockholders’ equity and cash flows for December 31, 2008 and December 31, 2009, together with the notes to such statements and the opinion of Robison, Hill & Co., independent certified public accountants, with respect thereto;

(b)           All such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The Action balance sheets are true and accurate and present fairly as of their respective dates the financial condition of Action.  As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, Action had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of Action, in accordance with generally accepted accounting principles. The statements of operations, stockholders’ equity and cash flows reflect fairly the information required to be set forth therein by generally accepted accounting principles;

(d)           Action has no liabilities with respect to the payment of any federal, state, county, local or other taxes (including any deficiencies, interest or penalties), except for taxes accrued but not yet due and payable;

(e)           Action has timely filed all state, federal or local income and/or franchise tax returns required to be filed by it from inception to the date hereof.  Each of such income tax returns reflects the taxes due for the period covered thereby, except for amounts which, in the aggregate, are immaterial;

(f)           The books and records, financial and otherwise, of Action are in all material aspects complete and correct and have been maintained in accordance with generally accepted accounting principles consistently applied throughout the periods involved; and

(g)           All of Action’s assets are reflected on its financial statements, and, except as set forth in the Action Schedules or the financial statements of Action or the notes thereto, Action has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

Section 2.05       Information.  The information concerning Action set forth in this Agreement and the Action Schedules is complete and accurate in all material respects and does not contain any untrue statements of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.  In addition, Action has fully disclosed in writing to Kalington (through this Agreement or the Action Schedules) all information relating to matters involving Action or its assets or its present or past operations or activities which (i) indicated or may indicate, in the aggregate, the existence of a greater than $1,000 liability , (ii) have led or may lead to a competitive disadvantage on the part of Action or (iii) either alone or in aggregation with other information covered by this Section, otherwise have led or may lead to a material adverse effect on Action, its assets, or its operations or activities as presently conducted or as contemplated to be conducted after the Closing Date, including, but not limited to, information relating to governmental, employee, environmental, litigation and securities matters and transactions with affiliates.

Section 2.06       Options or Warrants.  There are no existing options, warrants, calls, or commitments of any character relating to the authorized and unissued stock of Action.

Section 2.07       Absence of Certain Changes or Events.  Since the date of the most recent Action balance sheet:

(a)           there has not been (i) any material adverse change in the business, operations, properties, assets or condition of Action or (ii) any damage, destruction or loss to Action (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets or condition of Action;

(b)          Action has not (i) amended its certificate of incorporation or Articles except as required by this Agreement; (ii) declared or made, or agreed to declare or make any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are outside of the ordinary course of business or material considering the business of Action; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any transactions or agreements other than in the ordinary course of business; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or  termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its salaried employees whose monthly compensation exceed $1,000; or  (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement, made to, for or with its officers, directors, or employees;

(c)           Action has not (i) granted or agreed to grant any options, warrants, or other rights for its stock, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid or agreed to pay any material obligations or liabilities (absolute or contingent) other than current liabilities reflected in or shown on the most recent Action balance sheet and current liabilities incurred since that date in the ordinary course of business and professional and other fees and expenses in connection with the preparation of this Agreement and the consummation of the transaction contemplated hereby; (iv) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $1,000), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value less than $1,000); (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of Action; or (vi) issued, delivered or agreed to issue or deliver, any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock), except in connection with this Agreement; and

(d)           To Goodwin’s knowledge, Action has not become subject to any law or regulation which materially and adversely affects, or in the future, may adversely affect, the business, operations, properties, assets or condition of Action.

Section 2.08       Litigation and Proceedings.  There are no actions, suits, proceedings or investigations pending or, to the knowledge of Goodwin after reasonable investigation, threatened by or against Action or affecting Action or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind except as disclosed in the Action Schedule 2.08.  Goodwin has no knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality or any circumstance which after reasonable investigation would result in the discovery of such default.

Section 2.09       Contracts.

(a)           Action is not a party to, and its assets, products, technology and properties are not bound by, any contract, franchise, license agreement, agreement, debt instrument or other commitments whether such agreement is in writing or oral;

(b)           Action is not a party to or bound by, and the properties of Action are not subject to any contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award; and

(c)           Action is not a party to any oral or written (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, (iii) agreement, contract, or indenture relating to the borrowing of money, (iv) guaranty of any obligation, (vi) collective bargaining agreement; or (vii) agreement with any present or former officer or director of Action.

Section 2.10       No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which Action is a party or to which any of its assets, properties or operations are subject.

Section 2.11       Compliance With Laws and Regulations.  To the best of its knowledge,  Action has complied with all applicable statutes and regulations of any federal, state, or other applicable governmental entity or agency thereof.  This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

Section 2.12       Approval of Agreement.  The Board of Directors of Action has authorized the execution and delivery of this Agreement by Action and has approved this Agreement and the transactions contemplated hereby.

Section 2.13       Material Transactions or Affiliations.  Except as disclosed herein and in the Action Schedules, there exists no contract, agreement or arrangement between Action and any predecessor and any person who was at the time of such contract, agreement or arrangement an officer, director, or person owning of record or known by Action to own beneficially, 5% or more of the issued and outstanding common shares of Action and which is to be performed in whole or in part after the date hereof or was entered into not more than three years prior to the date hereof.  Neither any officer, director, nor 5% Shareholders of Action has, or has had since inception of Action, any known interest, direct or indirect, in any such transaction with Action which was material to the business of Action.  Action has no commitment, whether written or oral, to lend any funds to, borrow any money from, or enter into any other transaction with, any such affiliated person.

Section 2.14       Action Schedules. Action has delivered to Kalington the following schedules, which are collectively referred to as the “Action Schedules” and which consist of separate schedules, which are dated the date of this Agreement, all certified by the chief executive officer of Action to be complete, true, and accurate in all material respects as of the date of this Agreement.

(a)           a schedule containing complete and accurate copies of the certificate of incorporation and Articles of Action as in effect as of the date of this Agreement;

(b)           a schedule containing the financial statements of Action identified in paragraph 2.04(a) and (b);

(c)           a schedule setting forth a description of any material adverse change in the business, operations, property, inventory, assets, or condition of Action since September 30, 2009, required to be provided pursuant to section 2.07 hereof; and

(d)           a schedule setting forth any other information, together with any required copies of documents, required to be disclosed in the Action Schedules by Sections 2.01 through 2.13.

Action shall cause the Action Schedules and the instruments and data delivered to Kalington hereunder to be promptly updated after the date hereof up to and including the Closing Date.

Section 2.15       Bank Accounts; Power of Attorney.  Set forth in the Action Schedules is a true and complete list of (a) all accounts with banks, money market mutual funds or securities or other financial institutions maintained by Action within the past twelve (12) months, the account numbers thereof, and all persons authorized to sign or act on behalf of Action, (b) all safe deposit boxes and other similar custodial arrangements maintained by Action within the past twelve (12) months, (c) the check ledger for the last 12 months, and (d) the names of all persons holding powers of attorney from Action or who are otherwise authorized to act on behalf of Action with respect to any matter, other than its officers and directors, and a summary of the terms of such powers or authorizations.

Section 2.16       Valid Obligation.  This Agreement and all agreements and other documents executed by Action in connection herewith constitute the valid and binding obligation of Action, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 2.17        SEC Filings; Financial Statements.

(a)           Action has made available to Kalington a correct and complete copy, or there has been available on EDGAR, copies of each report, registration statement and definitive proxy statement filed by Action with the SEC for the 36 months prior to the date of this Agreement (the “Action SEC Reports”), which, to Action’s knowledge, are all the forms, reports and documents filed by Action with the SEC for the 36 months or applicable period prior to the date of this Agreement. As of their respective dates, to Goodwin’s knowledge, the Action SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Action SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superceded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)           Each set of financial statements (including, in each case, any related notes thereto) contained in the Action SEC Reports comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents in all material respects the financial position of Action at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to have a  material adverse effect upon the business, prospects, management, properties, operations, condition (financial or otherwise) or results of operations of Action, taken as a whole (“Material Adverse Effect.

Section 2.18       Exchange Act Compliance.  Action is in compliance with, and current in, all of the reporting, filing and other requirements under the Exchange Act, the common shares have been registered under Section 12(g) of the Exchange Act, and Action is in compliance with all of the requirements under, and imposed by, Section 12(g) of the Exchange Act, except where a failure to so comply is not reasonably likely to have a Material Adverse Effect on Action.

Section 2.19       Title to Property.  Action does not own or lease any real property or personal property.  There are no options or other contracts under which Action has a right or obligation to acquire or lease any interest in real property or personal property.

Section 2.20        Intellectual Property.  Action does not own, license or otherwise have any right, title or interest in any intellectual property.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF
THE KALINGTON SHAREHOLDERS

The Kalington Shareholders hereby represents and warrants, severally and solely, to Action as follows.

Section 3.01       Good Title.  Each of the Kalington Shareholders is the record and beneficial owner, and has good title to his Kalington common shares, with the right and authority to sell and deliver such Kalington common shares, free and clear of all liens, claims, charges, encumbrances, pledges, mortgages, security interests, options, rights to acquire, proxies, voting trusts or similar agreements, restrictions on transfer or adverse claims of any nature whatsoever.  Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of Action as the new owner of such Kalington common shares in the share register of Kalington, Action will receive good title to such Kalington common shares, free and clear of all liens.

Section 3.02       Power and Authority. Each of the Kalington Shareholders has the legal power, capacity and authority to execute and deliver this Agreement to consummate the transactions contemplated by this Agreement, and to perform his obligations under this Agreement.  This Agreement constitutes a legal, valid and binding obligation of the Kalington Shareholders, enforceable against the Kalington Shareholders in accordance with the terms hereof.

Section 3.03       No Conflicts.  The execution and delivery of this Agreement by the Kalington Shareholders and the performance by the Kalington Shareholders of their obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or governmental entity under any laws; (b) will not violate any laws applicable to the Kalington Shareholders and (c) will not violate or breach any contractual obligation to which the Kalington Shareholders are a party.

Section 3.04       Finder’s Fee.  Each of the Kalington Shareholders represents and warrants that it has not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Exchange.

Section 3.05       Purchase Entirely for Own Account. The Exchange Shares (as defined in Section 4.01 herein) proposed to be acquired by each of the Kalington Shareholders hereunder will be acquired for investment for its own account, and not with a view to the resale or distribution of any part thereof, and each of the Kalington Shareholders has no present intention of selling or otherwise distributing the Exchange Shares, except in compliance with applicable securities laws.

Section 3.06         Acquisition of Exchange Shares for Investment.

(a)           Each Kalington Shareholder is acquiring the Exchange Shares for investment for Kalington Shareholder’s own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and each Kalington Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same.  Each Kalington Shareholder further represents that he or she does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Exchange Shares.

(b)           Each Kalington Shareholder represents and warrants that he or she: (i) can bear the economic risk of his respective investments, and (ii) possesses such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the investment in Action and its securities.

(c)           Each Kalington Shareholder who is not a “U.S. Person” as defined in Rule 902(k) of Regulation S of the Securities Act (“Regulation S”) (each a “Non-U.S. Shareholder”) understands that the Exchange Shares are not registered under the Securities Act and that the issuance thereof to such Kalington Shareholder is intended to be exempt from registration under the Securities Act pursuant to Regulation S.  Each Non-U.S. Shareholder has no intention of becoming a U.S. Person.  At the time of the origination of contact concerning this Agreement and the date of the execution and delivery of this Agreement, each Non-U.S. Shareholder was outside of the United States.  Each certificate representing the Exchange Shares shall be endorsed with the following legends, in addition to any other legend required to be placed thereon by applicable federal or state securities laws:

“THE SECURITIES ARE BEING OFFERED TO INVESTORS WHO ARE NOT U.S. PERSONS (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”)) AND WITHOUT REGISTRATION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT IN RELIANCE UPON REGULATION S PROMULGATED UNDER THE SECURITIES ACT.”

“TRANSFER OF THESE SECURITIES IS PROHIBITED, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AVAILABLE EXEMPTION FROM REGISTRATION.  HEDGING TRANSACTIONS MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.”

(d)           Each Kalington Shareholder who is a “U.S. Person” as defined in Rule 902(k) of Regulation S (each a “U.S. Shareholder”) understands that the Exchange Shares are not registered under the Securities Act and that the issuance thereof to such Kalington Shareholder is intended to be exempt from registration under the Securities Act pursuant to Regulation D promulgated thereunder (“Regulation D”).  Each U.S. Shareholder represents and warrants that he is an “accredited investor” as such term is defined in Rule 501 of Regulation D or, if not an accredited investor, that such Kalington Shareholder otherwise meets the suitability requirements of Regulation D and Section 4(2) of the Securities Act (“Section 4(2)”). Each U.S. Shareholder agrees to provide documentation to Action prior to Closing as may be requested by Action to confirm compliance with Regulation D and/or Section 4(2), including, without limitation, a letter of investment intent or similar representation letter and a completed investor questionnaire. Each certificate representing the Exchange Shares issued to such Kalington Shareholder shall be endorsed with the following legends, in addition to any other legend required to be placed thereon by applicable federal or state securities laws:

“THIS SECURITY HAS BEEN ACQUIRED FOR INVESTMENT AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”), OR APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.”

“TRANSFER OF THESE SECURITIES IS PROHIBITED UNLESS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT WITH RESPECT TO SUCH SECURITY SHALL THEN BE IN EFFECT AND SUCH TRANSFER HAS BEEN QUALIFIED UNDER ALL APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS, OR AN EXEMPTION THEREFROM SHALL BE AVAILABLE UNDER THE ACT AND SUCH LAWS.”

(e)           Each Kalington Shareholder acknowledges that neither the SEC, nor the securities regulatory body of any state or other jurisdiction, has received, considered or passed upon the accuracy or adequacy of the information and representations made in this Agreement.

(f)           Each Kalington Shareholder acknowledges that he has carefully reviewed such information as he has deemed necessary to evaluate an investment in Action and its securities, and with respect to each U.S. Shareholder, that all information required to be disclosed to such Kalington Shareholder under Regulation D has been furnished to such Kalington Shareholder by Action.  To the full satisfaction of each Kalington Shareholder, he has been furnished all materials that he has requested relating to Action and the issuance of the Exchange Shares hereunder, and each Kalington Shareholder has been afforded the opportunity to ask questions of Action’s representatives to obtain any information necessary to verify the accuracy of any representations or information made or given to the Kalington Shareholders.  Notwithstanding the foregoing, nothing herein shall derogate from or otherwise modify the representations and warranties of Action set forth in this Agreement, on which each of the Kalington Shareholders have relied in making an exchange of his shares Kalington for the Exchange Shares.

(g)           Each Kalington Shareholder understands that the Exchange Shares may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Exchange Shares or any available exemption from registration under the Securities Act, the Exchange Shares may have to be held indefinitely.  Each Kalington Shareholder further acknowledges that the Exchange Shares may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of Rule 144 are satisfied (including, without limitation, Action’s compliance with the reporting requirements under the Securities Exchange Act of 1934, as amended (“Exchange Act”)).

(h)           The Kalington Shareholder agrees that, notwithstanding anything contained herein to the contrary, the warranties, representations, agreements and covenants of the Kalington Shareholder under this Section 3.06 shall survive the Closing.

Section 3.07       Additional Legend; Consent. Additionally, the Exchange Shares will bear any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended. Each of the Kalington Shareholders consents to Action making a notation on its records or giving instructions to any transfer agent of Exchange Shares in order to implement the restrictions on transfer of the Exchange Shares.

ARTICLE IV
PLAN OF EXCHANGE

Section 4.01       The Exchange.  On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, each of the Kalington Shareholders who has elected to accept the exchange offer described herein by executing this Agreement, shall assign, transfer and deliver, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, the number of shares of Kalington set forth on the Kalington Schedules attached hereto, constituting all of the shares of Kalington held by such shareholder; the objective of such Exchange being the acquisition by Action of not less than 100% of the issued and outstanding shares of Kalington.  In exchange for the transfer of such securities by the Kalington Shareholders, Action shall issue to the Kalington Shareholders, their affiliates or assigns, a total of 10,000 shares of Series A Convertible Preferred Stock pursuant to Table 1 attached hereto, representing 98.5% of the total common shares of Action on an as-converted to common stock basis, for all of the outstanding shares of Kalington held by the Kalington Shareholders (the “Exchange Shares”). At the Closing Date, each of the Kalington Shareholders shall, on surrender of their certificate or certificates representing his Kalington shares to Action or its registrar or transfer agent, be entitled to receive a certificate or certificates evidencing his proportionate interest in the Exchange Shares.

Upon consummation of the transaction contemplated herein, all of the issued and outstanding shares of Kalington shall be held by Action. Upon consummation of the transaction contemplated herein there shall be 18,750,000 Action common shares issued and outstanding and 10,000 shares of Series A Preferred Stock outstanding.

Section 4.02        [Intentionally Omitted]

Section 4.03        [Intentionally Omitted]

Section 4.04        Satisfaction of Present Liabilities of Action.  At or prior to the Closing Date, the liabilities and obligations of Action as set forth on Schedule 4.04 shall be satisfied by Action.

Section 4.05       Closing. The closing (the “Closing” or the “Closing Date”) of the transactions contemplated by this Agreement shall occur on March 26, 2010 upon the exchange of the shares of Action and Kalington as described in Section 4.01 herein. Such Closing shall take place at a mutually agreeable time and place, and be conditioned upon all of the conditions of the Offering being met.

Section 4.06       Closing Events.  At the Closing, Action, Kalington and the Kalington Shareholders shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.

Section 4.07       Termination.  This Agreement may be terminated by the Board of Directors of Kalington or Action only in the event that Action or Kalington does not meet the conditions precedent set forth in Articles VI and VII.  If this Agreement is terminated pursuant to this section, this Agreement shall be of no further force or effect, and no obligation, right or liability shall arise hereunder.

ARTICLE V
SPECIAL COVENANTS

Section 5.01       Reverse Split and Round-Up Shares.  Subsequent to Closing, the new management of Action will effect a 1-for 125 stock reverse split of our outstanding shares of common stock (the “Reverse Split”).  Immediately subsequent to the Reverse Split, the Exchange Shares shall automatically be converted into 9,850,000 shares of common stock (“Converted A Common Shares”) in accordance with the Certificate of Designation of the Series A Convertible Preferred Stock.  In the event, due to the rounding of fractional shares, subsequent to the Reverse Split the difference between the outstanding shares of the common stock of Action and the Converted A Common Shares exceeds 150,000 shares of Action’s common stock (such difference, the “Round-Up Shares”), such Round-Up Shares shall be deducted from the account of Goodwin.  Goodwin agrees to deliver whatever written instructions are required to the transfer agent of Action to effect this deduction.

Section 5.02       Delivery of Books and Records.  At the Closing, Action shall deliver to Kalington, the originals of the corporate minute books, books of account, contracts, records, and all other books or documents of Action which is now in the possession of Action or its representatives.

Section 5.03       Third Party Consents and Certificates.  Action and Kalington agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein contemplated.

Section 5.04       Designation of Directors.  At the Closing, Inna Sheveleva shall resign as a director of Action and Chaojun Wang, Jing Shen, and Chaoshui Wang shall be appointed to the Board of Directors of Action.  Such resignation and appointment will become effective on the tenth day following the mailing by Action of an information statement, or the Information Statement, to our stockholders that complies with the requirements of Section 14f-1 of the Exchange Act, which will be mailed out on or about March 26, 2010.  Each director shall hold office until his successor has been duly elected and has qualified or until his death, resignation or removal.

Section 5.05       Designation of Officers.  After the Closing Date, all present officers of Action shall resign from all their officer positions of Action and the persons as set forth below shall be appointed as Officers of Action:

Name	Position
Chaojun Wang	President and Chief Executive Officer
Heyin Lv	Chief Financial Officer
Chaohong Wang	Sales Manager

Chaoshui Wang	Chief Technology Officer

Section 5.06       Indemnification.

(a)           Kalington hereby agrees to indemnify Action and each of the officers, agents and directors of Action as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever) (the “Loss”), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentations made under Article I of this Agreement.  The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement for one year following the Closing.

(b)           Goodwin, the majority shareholder of Kalington agrees to indemnify Action and each of the officers, agents and directors of Action as of the date of execution of this Agreement against any Loss, to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentations made under Article III of this Agreement.  The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement for one year following the Closing.

(c)           Goodwin hereby agrees to indemnify Kalington and each of the officers, agents, and directors of Kalington and the Kalington Shareholders as of the date of execution of this Agreement against any Loss to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made under Article II of this Agreement.  The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement for one year following the Closing.

(d)           Longhai hereby agrees to indemnify Action and each of the officers, agents and directors of Action as of the date of execution of this Agreement against any Loss, to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentations made under Article IA of this Agreement.  The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement for one year following the Closing.

Section 5.06      The Acquisition of Action Common Shares.  Action and Kalington understand and agree that the consummation of this Agreement including the issuance of the Action common shares to the Kalington Shareholders in exchange for the Kalington Shares as contemplated hereby constitutes the offer and sale of securities under the Securities Act and applicable state statutes.  Action and Kalington agree that such transactions shall be consummated in reliance on exemptions from the registration and prospectus delivery requirements of such statutes, which depend, among other items, on the circumstances under which such securities are acquired.

(a)           In connection with the transaction contemplated by this Agreement, Action and Kalington shall each file, with the assistance of the other and their respective legal counsel, such notices, applications, reports, or other instruments as may be deemed by them to be necessary or appropriate in an effort to document reliance on such exemptions, and the appropriate regulatory authority in the states where the shareholders of Kalington reside unless an exemption requiring no filing is available in such jurisdictions, all to the extent and in the manner as may be deemed by such parties to be appropriate.

(b)           In order to more fully document reliance on the exemptions as provided herein, Kalington, the Kalington Shareholders, and Action shall execute and deliver to the other, at or prior to the Closing, such further letters of representation, acknowledgment, suitability, or the like as Kalington or Action and their respective counsel may reasonably request in connection with reliance on exemptions from registration under such securities laws.

(c)           The Kalington Shareholders acknowledge that the basis for relying on exemptions from registration or qualifications are factual, depending on the conduct of the various parties, and that no legal opinion or other assurance will be required or given to the effect that the transactions contemplated hereby are in fact exempt from registration or qualification.

Section 5.07       Sales of Securities Under Rule 144, If Applicable.

(a)           Action will use its best efforts to at all times satisfy the current public information requirements of Rule 144 promulgated under the Securities Act so that its shareholders can sell restricted securities that have been held for one year or more or such other restricted period as required by Rule 144 as it is from time to time amended.

(b)           Upon being informed in writing by any person holding restricted stock of Action that such person intends to sell any shares under rule 144 promulgated under the Securities Act (including any rule adopted in substitution or replacement thereof), Action  will certify in writing to such person that it is compliance with Rule 144 current public information requirement to enable such person to sell such person’s restricted stock under Rule 144, as may be applicable under the circumstances.

(c)           If any certificate representing any such restricted stock is presented to Action’s transfer agent for registration or transfer in connection with any sales theretofore made under Rule 144, provided such certificate is duly endorsed for transfer by the appropriate person(s) or accompanied by a separate stock power duly executed by the appropriate person(s) in each case with reasonable assurances that such endorsements are genuine and effective, and is accompanied by a legal opinion that such transfer has complied with the requirements of Rule 144, as the case may be, Action will promptly instruct its transfer agent to register such transfer and to issue one or more new certificates representing such shares to the transferee and, if appropriate under the provisions of Rule 144, as the case may be, free of any stop transfer order or restrictive legend.

Section 5.10      Payment of Liabilities.   Recognizing the need to extinguish all existing liabilities of Action prior to the Exchange, Kalington has indicated it will not enter into this Agreement unless Action has arranged for the payment and discharge of all of Action’s liabilities, including all of Action’s accounts payable and any outstanding legal fees incurred prior to the Closing Date.  Accordingly, Action has agreed to arrange for the payment and discharge of all such liabilities.

Section 5.11      Assistance with Post-Closing SEC Reports and Inquiries. Upon the reasonable request of Action, after the Closing Date, Goodwin shall use his reasonable best efforts to provide such information available to it, including information, filings, reports, financial statements or other circumstances of Action occurring, reported or filed prior to the Closing, as may be necessary or required by Action for the preparation of the reports that Action is required to file after Closing with the SEC to remain in compliance and current with its reporting requirements under the Exchange Act, or filings required to address and resolve matters as may relate to the period prior to Closing and any SEC comments relating thereto or any SEC inquiry thereof.

ARTICLE VI
CONDITIONS PRECEDENT TO OBLIGATIONS OF ACTION

The obligations of Action under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 6.01      Accuracy of Representations and Performance of Covenants.  The representations and warranties made by Kalington in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement).  Kalington shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by Kalington prior to or at the Closing.  Action shall be furnished with a certificate, signed by a duly authorized executive officer of Kalington and dated the Closing Date, to the foregoing effect.

Section 6.02      [Intentionally Omitted]

Section 6.03      Approval by Kalington Shareholders.  The Exchange shall have been approved by the holders of not less than fifty and one tenths percent (50.01%) of the shares, including voting power, of Kalington, unless a lesser number is agreed to by Action.

Section 6.04      No Governmental Prohibition.  No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 6.05      Consents.  All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of Kalington after the Closing Date on the basis as presently operated shall have been obtained.

Section 6.06      Other Items. Action shall have received such further opinions, documents, certificates or instruments relating to the transactions contemplated hereby as Action may reasonably request.

Section 6.07      PRC Legal Opinion. Action and Goodwin Holdings Ltd shall have received a satisfactory PRC legal opinion from PRC counsel, Allbright Law Offices.

ARTICLE VII
CONDITIONS PRECEDENT TO OBLIGATIONS OF KALINGTON
AND THE KALINGTON SHAREHOLDERS

The obligations of Kalington and the Kalington Shareholders under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 7.01      Accuracy of Representations and Performance of Covenants.  The representations and warranties made by Action in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date.  Additionally, Action shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by Action. Kalington shall be furnished with a certificate, signed by a duly authorized executive officer of Action and dated the Closing Date, to the foregoing effect.

Section 7.02      [Intentionally Omitted]

Section 7.03      [Intentionally Omitted]

Section 7.04      Legal Opinion. Kalington shall have been furnished with an opinion dated the Closing Date, from the legal counsel of Action, covering such matters as it relates to this Agreement and the issuance of the Action preferred shares and other matters reasonably requested by Kalington.

Section 7.05      Good Standing.  Action shall have received a certificate of good standing from the Nevada Secretary of State or other appropriate office, dated as of a date within ten days prior to the Closing Date certifying that Action is in good standing as a company in the State of Nevada and has filed all tax returns required to have been filed by it to date and has paid all taxes reported as due thereon.

Section 7.06      No Governmental Prohibition.  No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 7.07      Consents.  All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of Action after the Closing Date on the basis as presently operated shall have been obtained.

Section 7.08      Filing of Certificate of Designation.  Action shall have filed with the Secretary of State of the State of Nevada a Certificate of Designation setting forth the voting powers, designations, preferences and relative, participating, optional or other rights and the qualifications, limitations and restrictions of the Series A Preferred Stock, in form and substance mutually agreed upon by the Parties.

Section 7.09      Approval of Reverse Stock Split.  The board of directors of Action shall through unanimous written consent have (i) approved an amendment to Action’s Certificate of Incorporation to effect a 1-for-125 reverse stock split and change the name of Action to Longhai Steel, Inc., (ii) recommended to the stockholders of Action to approve such amendment, and (iii) instruct the officers of the Company to prepare and file a Schedule 14C with the SEC regarding the approval of such amendment upon the receipt of the requisite stockholder consents.

Section 7.09      Other Items.  Kalington shall have received further opinions, documents, certificates, or instruments relating to the transactions contemplated hereby as Kalington may reasonably request.

ARTICLE VIII
MISCELLANEOUS

Section 8.01      Brokers.  Action and Kalington agree that, except as set out on Schedule 8.01 attached hereto, there were no finders or brokers involved in bringing the parties together or who were instrumental in the negotiation, execution or consummation of this Agreement.  Action and Kalington agree to indemnify the other against any claim by any third person other than those described above for any commission, brokerage, or finder’s fee arising from the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party.

Section 8.02      Governing Law.  This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to the matters of state law, with the laws of the State of Nevada.  Venue for all matters shall be in New York, New York, without giving effect to principles of conflicts of law thereunder.  Each of the parties (a) irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the federal courts of the United States. By execution and delivery of this Agreement, each party hereto irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid court, and irrevocably waives any and all rights such party may now or hereafter have to object to such jurisdiction.

Section 8.03      Notices.  Any notice or other communications required or permitted hereunder shall  be in writing and shall be sufficiently given if personally delivered to it or sent by telecopy, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

If to Kalington or Longhai, to:
Chaohong Wang
No. 1 Jingguang Road, Neiqiu County
Xingtai City, Hebei Province, China

With copies to (which shall not constitute notice):
:	Ryan Nail, Esq.
The Crone Law Group
101 Montgomery, Suite 1950
San Francisco, CA 94104

If to Action, to:
Inna Sheveleva
[ ]

With copies to (which shall not constitute notice):

Joseph M. Lucosky, Esq.
Anslow & Jaclin, LLP
195 Rt. 9 South
Manalapan, NJ 07726

If to Goodwin, to:

[ ]

With copies to (which shall not constitute notice):

Joseph M. Lucosky, Esq.
Anslow & Jaclin, LLP
195 Rt. 9 South
Manalapan, NJ 07726

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by telecopy and receipt is confirmed by telephone and (iv) three (3) days after mailing, if sent by registered or certified mail.

Section 8.04      Attorney’s Fees.  In the event that either party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing party shall be reimbursed by the losing party for all costs, including reasonable attorney’s fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 8.05      Confidentiality.  Each party hereto agrees with the other that, unless and until the transactions contemplated by this Agreement have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement.  In the event of the termination of this Agreement, each party shall return to the other party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each party will continue to comply with the confidentiality provisions set forth herein.

Section 8.06      Public Announcements and Filings.  Unless required by applicable law or regulatory authority, none of the parties will issue any report, statement or press release to the general public, to the trade, to the general trade or trade press, or to any third party (other than its advisors and representatives in connection with the transactions contemplated hereby) or file any document, relating to this Agreement and the transactions contemplated hereby, except as may be mutually agreed by the parties.  Copies of any such filings, public announcements or disclosures, including any announcements or disclosures mandated by law or regulatory authorities, shall be delivered to each party at least one (1) business day prior to the release thereof.

Section 8.07       Schedules; Knowledge.  Each party is presumed to have full knowledge of all information set forth in the other party’s schedules delivered pursuant to this Agreement.

Section 8.08      Third Party Beneficiaries.  This contract is strictly between Action and Kalington, and, except as specifically provided, no director, officer, stockholder (other than the Kalington Shareholders), employee, agent, independent contractor or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

Section 8.09      Expenses.  Subject to Article VI and VII above, whether or not the Exchange is consummated, each of Action  and Kalington will bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with the Exchange or any of the other transactions contemplated hereby.

Section 8.10      Entire Agreement.  This Agreement represents the entire agreement between the parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

Section 8.11      Survival; Termination.  The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of one year.

Section 8.12      Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

Section 8.13     Amendment or Waiver.  Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.  At any time prior to the Closing Date, this Agreement may by amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

Section 8.14      Best Efforts.  Subject to the terms and conditions herein provided, each party shall use its best efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable.  Each party also agrees that it shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

[Signature Pages Follow]

IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first-above written.

Action

By:
Name:
	Title:	Chief Executive Officer, Director

And

By:
Name: Goodwin Ventures, Inc.
By:
Title:
Majority Shareholder

Kalington:

By:
Name:
Title:

Goodwin:

By:
Goodwin Ventures, Inc.
Name:
Title:

Longhai

By:
Name:
Title:

Approved and Accepted by the KALINGTON Shareholders:

WEALTH INDEX CAPITAL GROUP LLC

By:
Name:
Title:

K INTERNATIONAL CONSULTING LTD.

By:
Name:
Title:

MERRILL KING INTERNATIONAL INVESTMENT CONSULTING LTD.

By:
Name:
Title:

MERRY SUCCESS LIMITED

By:
Name:
Title:

Name: William Luckman

Name: Shanchun Huang

Name: Xiucheng Yang

Name: Jianxin Wang

Name: Xingfang Zhang

Table 1:    Exchange Shares to be Issued

Name	Number of shares
William Luckman	351
Shanchun Huang	312
Xiucheng Yang	153
Jianxin Wang	92
Xingfang Zhang	2,945
Wealth Index Capital Group LLC	730
K International Consulting Ltd.	208
Merrill King International Investment Consulting Ltd.	31
Merry Success Limited	5,178
Total	10,000

KALINGTON LIMITED.  (“Kalington”)
Share Exchange Agreement
Kalington Schedules
March 26, 2010

Section 1.03
Subsidiaries
Xingtai Kalington Consulting Service Co., Ltd (WFOE or the wholly-owned subsidiary of Kalington)
Longhai Steel Wire Company (variable interest entity or affiliate)

Section 1.04
Financial Statements
Audited financial statements for the years ending December 31, 2009 and December 31, 2008 are attached.

Section 1.06
Options and Warrants
None.

Section 1.07
Absence of Certain Changes or Events

None.

Section 1.08
Litigation and Proceedings
None.

Section 1.09
Contracts
None.

XINGTAI LONGHAI WIRE COMPANY, LTD.  (“Longhai”)
Share Exchange Agreement
Longhai Schedules
March 26, 2010

Section 1A.01

Constituent documents:

Articles of Association dated as of November 30, 2009 and registered with Neiqiu County Administration for Industry and Commerce; Business License issued by Neiqiu County Administration for Industry and Commerce on August 26, 2008; Organization Code Certificate issued by Xingtai City Neiqiu County Qualification & Technology Supervision Bureau on August 28, 2008; Taxation Registration Certificates issued by Neiqiu County National Tax Bureau on August 29, 2008 and Neiqiu County Local Tax Bureau on September 16, 2008..

Section 1A.02

Subsidiaries

None.

Section 1A.03

Financial Statements

Audited financial statements for the years ending December 31, 2009 and December 31, 2008 are attached.

Section 1A.05

Options and Warrants

None.

Section 1A.06

Absence of Certain Changes or Events

Longhai amended its articles of association dated November 30, 2009 to reflect its 5% equity transferred from Wealth Index to Ms CHEN Wenyi. The effectiveness of registration of this amendment was announced by local Administration for Industry and Commerce on January 5, 2010.

Section 1A.07

Litigation and Proceedings

None.

Section 1A.08

Contracts

Purchase Agreement by and between Xingtai Longhai Steel Wire Ltd. and Xingtai Longhai Steel Group Ltd., dated October 1, 2008

Lease Agreement, as amended, between Xingtai Longhai Steel Wire Co. Ltd and Xingtai Longhai Steel Group Co. Ltd., dated October 1, 2008, amended on October 2, 2008 and October 4, 2008.

Wire Purchase and Sales Contract

Consulting Services Agreement between Kalington Consulting and Longhai

Operating Agreement between Kalington Consulting and Longhai

Proxy Agreement for Longhai

Option Agreement regarding Longhai

Equity Pledge Agreement regarding Longhai

ACTION, INC. (“Action”)
Share Exchange Agreement
Action Schedules
March 26, 2010

Section 2.04
Financial Statements
See SEC filings.

Section 2.07
Absence of Certain Changes or Events
[None.]

Section 2.08
Litigation and Proceedings
[None.]

Section 2.09
Contracts
[None.]